News Release
Thomas Phair
Vice President, Finance
781-373-6432

ALTUS PHARMACEUTICALS INC. RECEIVES NASDAQ NOTICE OF NONCOMPLIANCE

WALTHAM, MA, September 18, 2009. Altus Pharmaceuticals Inc. (Nasdaq: ALTU) today announced that on September 15, 2009, the Company received a letter from the Nasdaq Listing Qualifications Department notifying the Company that, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The Company’s shares will continue to trade on the Nasdaq Capital Market under the symbol “ALTU.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq will provide the Company with 180 calendar days, or until March 15, 2010, to regain compliance. If at any time before March 15, 2010 the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with Nasdaq Listing Rule 5550(a)(2). If the Company does not meet this requirement, the Company’s common stock may be delisted.

In addition, in light of the Company’s disclosure that it has commenced a process to wind down the business of the Company, the Company received a letter from Nasdaq on September 16, 2009 requesting the Company to supply certain information in order to enable Nasdaq to determine whether the Company may be deemed a “public shell.” If Nasdaq determines that the Company is a “public shell”, Nasdaq may, under Nasdaq Listing Rule 5100, determine to delist the Company’s common stock, even if the Company regains compliance with the minimum bid price rule.

Safe Harbor Statement
Certain statements in this news release concerning Altus’ business are considered “forward-looking statements”. These statements include, but are not limited to, our ability to continue to list our common stock on The Nasdaq Capital Market. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties, including, but not limited to the limitations on the ability of Altus to meet the Nasdaq listing requirements, whether due to the inability of the Company to meet Nasdaq’s minimum bid requirement rule or a determination by Nasdaq that the Company is a “public shell.” Consequently, no forward-looking statement can be guaranteed, and actual results may differ materially from those expressed or implied by any such forward-looking statement. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports to the Securities and Exchange Commission, including in Item 1A “Risk Factors” in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

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